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                                                                     EXHIBIT 4.2

                                    GUARANTEE

FOR VALUE RECEIVED, KELLOGG COMPANY, a Delaware corporation (herein called the "Guarantor"), hereby unconditionally guarantees payment of the within Promissory Note (herein called the "Note") when and as the same shall become due and payable without any requirement that the holder first proceed against Kellogg Canada Inc.

The Guarantor waives notice of acceptance of this Guarantee and notice of non-payment of the Note. The unconditional obligation of the Guarantor hereunder will not be affected, impaired or released by any extension of time for the payment of the Note or by any other matter or thing whatsoever which would release a guarantor.

Corporate action has been duly taken to authorize execution of this Guarantee.

This Guarantee shall be governed by and construed in accordance with the laws of Delaware.

The date of this Guarantee is the date of the Note.

IN WITNESS WHEREOF, KELLOGG COMPANY has caused this Guarantee to be executed by its Senior Vice President, either manually or by facsimile signature.

                                    GARANTIE

CONTRE VALEUR RECUE, KELLOGG COMPANY, societe du Delaware, (ci-apres la "Garante"), garantit sans condition le paiement du billet (ci-apres le "Billet") lorsqu'il devient exigible et sans que le porteur n'ait a exercer d'abord un recours contre Kellogg Canada Inc.

La Garante renonce a l'avis d'acceptation de la Garantie et a l'avis de non-paiement du Billet. L'obligation sans condition de la Garante ne sera en rien diminuee par un delai de grace pour le paiement du Billet ou par toute autre chose qui pourrait liberer un garant.

Toutes les mesures necessaires ont ete prises pour autoriser la signature de la Garantie.

La Garantie est regie par les lois du Delaware, et s'interprete en consequence.

La date de la Garantie constitue la date du Billet.

EN FOI DE QUOI, KELLOGG COMPANY a fait signer la Garantie par son vice-president et son vice-president et tresorier par signature manuscrite ou en fac-simile.

                                 KELLOGG COMPANY

by / par /s/ Joel Wittenberg